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                                                                 Exhibit 10.21

                                   AGREEMENT

         THIS AGREEMENT is entered into this 1st day of August, 1999, by and between Associated Wholesale Grocers, Inc. ("AWG") and PriceSmart, Inc. ("PriceSmart").

         WHEREAS, PriceSmart has pending applications to register the trademark "PRICEMART" and related marks containing the word "PRICESMART" in the Principal Register of the U.S. Patent and Trademark Office;

         WHEREAS, AWG has filed two Notices of Opposition ("Oppositions"), Opposition No. 108,749 and Opposition No. 108,828, in the U.S. Patent and Trademark Office before the Trademark Trial and Appeal Board, contesting PriceSmart's applications and has obtained extensions of time to file oppositions to other PriceSmart applications;

         WHEREAS, AWG is the registered owner of a federal registration for the trademark PRICESMART used for retail grocery store services in International Class 42, Registration No. 1,362,625;

         WHEREAS, AWG filed its Opposition because of concerns that the use of the trademark PRICESMART by PriceSmart could lead to confusion or mistake among consumers trying to differentiate between PriceSmart's products and services sold or provided under the trademark PRICESMART and related marks and AWG's services provided under the trademark PRICEMART;


         WHEREAS, PriceSmart denies its use of the trademark PRICESMART or related marks is likely to cause confusion or mistake; and

         WHEREAS, AWG and PriceSmart now desire to resolve, settle, and compromise the matter at issue in the Oppositions.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, AWG and PriceSmart hereby agree as follows:

         1. a. PriceSmart will not use the mark PRICESMART or any related marks containing the word PRICESMART in connection with the sale, or offer for sale, of any goods or services within AWG's territory of operations ("Territory"), with the limited exception in Paragraph 2, below, Territory being defined as follows:

         The Territory comprised of the following ten (10) states: Kansas, Missouri, Arkansas, Oklahoma, Nebraska, Iowa, Texas, Illinois, Tennessee, and Kentucky.

              b. Nothing in this Agreement to the contrary shall in any way or manner limit or prohibit the use by PriceSmart of the mark PRICESMART or any mark containing the word

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PRICESMART (unless the other words or designs of the mark infringe on other marks first adopted and used by AWG) on the Internet or any other global computer network whether within or outside of the Territory, or any national advertising campaign that cannot reasonably exclude the Territory, and AWG agrees that such use does not infringe any rights of AWG.

         2. PriceSmart may use the mark PRICESMART or any mark containing the word PRICESMART (unless the other words or designs of the mark infringe on other marks first adopted and used by AWG) in connection with the services of airline and cruise ship reservation services, automobile rental services, vacation packaging services of making travel and lodging arrangements, reservation for hotels or temporary lodging, and referral services for vehicle purchasing, financing, leasing, parts supplies and repair services within the Territory as defined above in Paragraph 1, provided that these services are not sold or offered for sale on the premises of any supermarket, grocery store, discount store, supercenter or convenience store, that sells grocery products. This prohibition is intended to apply to, but not be limited to, discount stores, supercenters and wholesale clubs, such as K-Mart, Wal-Mart, Super Target and Sams. Notwithstanding the foregoing, the parties expressly acknowledge that the services discussed above may be offered in hotels using the PRICESMART mark, notwithstanding the fact that hotels may carry some grocery products in their lobby shops. Furthermore, the parties acknowledge that nothing contained in this Agreement shall preclude PriceSmart from offering the services described in this Paragraph 2 within the Territory under any mark other than PRICESMART unless such other mark infringes on other marks first adopted and used by AWG.

         3. AWG shall withdraw its Oppositions to PriceSmart's pending applications as soon as is practical following the execution of this Agreement by AWG and PriceSmart filing a joint stipulation of dismissal.

         4. AWG will not oppose any other trademark applications, already filed or filed in the future, for registration of the mark PRICESMART or related marks containing the word PRICESMART (unless the other words or designs of the mark infringe on other marks first adopted and used by AWG).

         5. AWG will not bring an action for trademark infringement against PriceSmart based on PriceSmart's use, or otherwise contest or oppose PriceSmart's use, outside the Territory, or the limited use in the Territory pursuant to Paragraphs 1 and 2, above, of the mark PRICESMART or

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related marks containing the word PRICESMART (unless the other words or designs of the mark infringe on other marks first adopted and used by AWG).

         6. If either party becomes aware of any confusion between AWG's mark PRICESMART and PriceSmart's mark PRICESMART or related marks, the parties will negotiate in good faith in an effort to eliminate any possibility of further confusion.

         7. If AWG becomes aware of any use of the mark PRICESMART or related marks which violates Paragraphs 1 and/or 2 above, AWG will give written notice to PriceSmart of the improper use. Such improper use is considered a material breach of this Agreement. PriceSmart will have thirty (30) days to cure this breach. If PriceSmart fails to cure this breach within thirty (30) days, AWG may terminate this Agreement and take any further actions deemed appropriate including, but not limited to, monetary damages, injunctive relief and seeking cancellation of any or all PRICESMART Registrations.

         8. This Agreement is binding upon the parties hereto as well as their respective affiliates, assigns and successors.

         9. This Agreement constitutes the entire agreement between the parties with respect to the subject mater of this Agreement and replaces any prior oral or written agreement between the parties involving the same subject matter.

         10. This Agreement may not be modified, altered or changed in any manner whatsoever except by an instrument in writing executed by the parties.

         11. In any legal action between the parties hereto concerning this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and costs.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first written above.


ASSOCIATED WHOLESALE                          PRICESMART, INC.
GROCERS, INC


By: /s/ David M. Carter                       By: /s/ Robert M. Gans
    ---------------------------                   ------------------------------

Title: President & CEO                        Title: Senior Vice President
       ------------------------                      ---------------------------

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